EXHIBIT 99.1

PRESS RELEASE DATED NOVEMBER 22, 2005

☐NEWS☐

FOR IMMEDIATE RELEASE:

CONTACT:
Brad Long / Investor Relations	Bevo Beaven, Vice President/GM
Galaxy Energy	Bill Conboy, Vice President
(360) 945-0395	CTA Public Relations, Inc.
(800) 574-4294	(303) 665-4200

Galaxy Energy Corporation’s Common Shares Expected to Begin Trading on the American Stock Exchange Nov. 23, 2005

Denver, Colo. – Nov. 22, 2005 – Galaxy Energy Corporation (OTCBB: GAXI) announced today it anticipates that its common stock will begin trading on the American Stock Exchange beginning Wednesday, November 23, 2005, under the trading symbol “GAX”.

“We are very pleased that our company’s application has been accepted and that our stock will trade on the American Stock Exchange,” said CEO Marc E. Bruner. “We look forward to the opportunity for the company to reach the larger investment community that is available to companies trading on the major U.S. exchanges. This opportunity to increase our market presence and gain more visibility on Wall Street comes at a very interesting time in our company, as we are now beginning to explore our unconventional natural gas properties in the Piceance Basin.”

Galaxy Energy Corporation is an oil and gas exploration and production company focusing on acquiring and developing coalbed methane and other unconventional natural gas properties in Wyoming, Montana, Colorado and other areas that are prospective for natural gas.

This press release consists of forward-looking statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the company's filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10-K (annual report), 10-Q (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Corporation Web site, www.galaxyenergy.com, or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Bill Conboy at CTA Public Relations at (303) 665-4200, or Tina Cameron, Renmark Financial Communications at (514) 939-3989.

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